Exhibit 99.1

Cypress Sharpridge Investments, Inc. Announces First Quarter 2010 Financial Results

For Immediate Release

NEW YORK, NY – April 22, 2010 – Cypress Sharpridge Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended March 31, 2010.

First Quarter 2010 Highlights

•	GAAP net income of $10.1 million or $0.54 per diluted share, compared to $7.0 million or $0.37 per diluted share in the fourth quarter of 2009.

•	Core Earnings of $10.4 million or $0.56 per diluted share, compared to $9.7 million or $0.52 per diluted share in the fourth quarter of 2009.

•

A component of the Company’s net income for the quarter was $0.5 million, or $0.02 per diluted share, of distributions from collateralized loan obligations (“CLOs”) that were accounted for as a reduction of the cost basis and thereby excluded from our interest income and Core Earnings. This compared to $0.6 million or $0.03 per diluted share for the fourth quarter of 2009.

•	Net asset value of $13.03 per share after declaring a $0.55 dividend per share on March 30, 2010, compared with $13.02 at December 31, 2009.

•	Interest rate spread net of hedge of 2.72%, compared to 2.80% in the fourth quarter of 2009.

•	Weighted–average amortized cost of Agency RMBS of $101.4 at March 31, 2010, the same as at December 31, 2009.

•	Non-investment expenses as a percentage of net assets were 3.63%, compared to 3.21% in the fourth quarter of 2009.

First Quarter 2010 Results

The Company had net income of $10.1 million during the first quarter of 2010, or $0.54 per diluted share, compared to $7.0 million or $0.37 per diluted share in the fourth quarter of 2009. During the first quarter of 2010, the Company had Core Earnings of $10.4 million, or $0.56 per diluted share, compared to $9.7 million, or $0.52 per diluted share in the fourth quarter of 2009. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap contracts. The quarter-over-quarter increase in Core Earnings was generally the result of an increase in the size of our Agency RMBS portfolio. During the first quarter of 2010 the average Agency RMBS portfolio increased to $1.7 billion compared to $1.5 billion during the fourth quarter of 2009.

A component of the Company’s net income for the quarter was $0.5 million, or $0.02 per diluted share, of distributions from CLOs that were accounted for as a reduction of the cost basis and thereby excluded from our interest income and Core Earnings. This compared to $0.6 million or $0.03 per diluted share for the fourth quarter of 2009.

The Company’s interest rate spread net of hedge decreased to 2.72% for the first quarter of 2010 from 2.80% in the fourth quarter of 2009. This decrease was largely due to a decrease in the yield on Agency RMBS. Our average yield on Agency RMBS decreased to 3.86% during the first quarter of 2010 compared to 4.01% during the fourth quarter of 2009.

The Company’s net asset value per share on March 31, 2010 was $13.03 after declaring a $0.55 dividend per share on March 30, 2010, compared with $13.02 at December 31, 2009.

The Company’s non-investment expenses as a percentage of net assets was 3.63% for the quarter, compared to 3.21% in the fourth quarter of 2009. This change was primarily the result of the increase in related party management compensation resulting from the December 17, 2009 restricted stock grant.

	Three Months Ended
Key Portfolio Statistics*	March 31, 2010	December 31, 2009
Average Agency RMBS(1)	$1,723,303,293	$1,525,385,088
Average repurchase agreements	1,524,644,235	1,321,392,786
Average net assets	249,412,135	252,305,141
Average yield on Agency RMBS (2)	3.86%	4.01%
Average cost of funds & hedge (3)	1.14%	1.21%
Interest rate spread net of hedge (4)	2.72%	2.80%
Leverage ratio (at period end) (5)	6.5:1	6.6:1

(1)	Our average Agency RMBS for the period was calculated by averaging the cost basis of our settled Agency RMBS during the period.
(2)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(3)	Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap interest income (expense), by our average repurchase agreements.
(4)	Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.
(5)	Our leverage ratio was calculated by dividing total liabilities by net assets.
*	All percentages are annualized.

Prepayments

The portfolio recorded $144.7 million in scheduled and unscheduled principal repayments and prepayments and net amortization of premium (including paydown losses) of $2.2 million for the three months ended March 31, 2010. This compared to $82.2 million in scheduled and unscheduled principal repayments and prepayments and net amortization of premium (including paydown losses) of $1.4 million for the three months ended December 31, 2009.

In early March 2010, both Freddie Mac and Fannie Mae announced they would purchase from the pools of mortgage loans underlying their mortgage pass-through certificates all mortgage loans that are more than 120 days delinquent. Freddie Mac implemented its purchase program in February 2010 with actual purchases beginning in March 2010. Fannie Mae began their process in March 2010 and announced it would implement the initial purchases over a period of three months, beginning in April 2010. The impact of these programs thus far is reflected in the CPR of the Company’s portfolio. Further, both agencies announced that on an ongoing basis they would purchase loans from the pools of mortgage loans underlying their mortgage pass-through certificates that became 120 days delinquent. For several months, we expect to experience elevated prepayments as a result of these purchase programs, particularly in ARMs where the credit experience is relatively poor. We believe our holdings of Agency RMBS backed by 15 year mortgages will protect us from these prepayments as the delinquency rate of 15 year mortgages is very low, according to data released by Fannie Mae and Freddie Mac. Over the past quarter, we have focused our investment activities largely in the 15 year market due to their stable prepayments, relatively short cash flows, modest dollar prices, attractive yield, and their very low delinquency rates. In April 2010, the effect of these purchase programs on our portfolio was lower than expected. The constant prepayment rate of our overall portfolio was 17.5% for the month of April 2010 compared to 22.0% for the first quarter of 2010.

Dividend

The Company declared a common dividend of $0.55 per share with respect to the three months ended March 31, 2010, unchanged from $0.55 per share for the three months ended December 31, 2009. Using the closing share price of $13.38 on March 31, 2010, the first quarter dividend equates to an annualized dividend yield of 16.4%.

Portfolio

At March 31, 2010, the Company’s $1.8 billion portfolio of Agency RMBS was backed by: hybrid adjustable-rate mortgages (“ARMs”) with 24 or fewer months to reset (“Short Reset ARMs”) (11.8%), hybrid ARMs with 25 to 60 months to reset (“Hybrid ARMs”) (27.5%) and fixed-rate mortgages (60.7%). Additional information about our Agency RMBS portfolio at March 31, 2010 is summarized below:

	Par Value	Weighted Average
Asset Type	(in thousands)	Cost	Price	MTR(1)		Coupon	CPR(2)
Short Reset ARMs	$203,252	$101.35	$104.10	10.0		3.9%	29.6%
Hybrid ARMs	472,427	101.03	104.31	47.6		4.4%	32.8%
Fixed Rate	1,055,675	101.58	103.22	NA		4.5%	12.3%

Total/Weighted-Average	$1,731,354	$101.40	$103.62	36.3	(3)	4.4%	22.0%

(1)

“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)

“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate. Securities with no prepayment history are excluded from this calculation.

(3)	Weighted average months to reset of our Short Reset ARM and Hybrid ARM portfolio.

Financing, Leverage & Liquidity

At March 31, 2010, the Company had financed its portfolio with approximately $1.5 billion of borrowings under repurchase agreements with a weighted-average interest rate of 0.26% and a weighted-average maturity of approximately 35.83 days. In addition, the Company had payable for securities purchased of $82.4 million. The Company’s leverage ratio at March 31, 2010 was 6.5 to 1. At March 31, 2010, the Company’s liquidity position was approximately $121.7 million, consisting of unpledged Agency RMBS, cash and cash equivalents. Below is a list of outstanding repurchase agreements at March 31, 2010.

Counterparty	Total Outstanding Borrowings	% of Total	Amount at Risk (1)	Weighted Average Maturity in Days
Bank of America Securities LLC	$76,810,000	5.2%	$7,060,323	13
Barclays Capital, Inc.	127,776,683	8.6	7,854,216	67
BNP Paribas	96,585,000	6.5	4,741,406	82
Cantor Fitzgerald & Co.	51,024,000	3.4	3,079,678	54
Credit Suisse First Boston	47,964,756	3.2	1,985,462	19
Daiwa Securities America, Inc.	49,114,000	3.3	2,475,642	7
Deutsche Bank Securities, Inc.	145,270,000	9.8	10,768,509	12
Goldman Sachs Group, Inc.	167,577,000	11.3	8,801,572	60
Greenwich Capital Markets, Inc.	129,068,788	8.7	8,745,387	5
ING Financial Markets LLC	73,654,000	5.0	3,608,418	23
Jefferies & Company, Inc.	55,455,000	3.7	2,841,233	9
LBBW Securities LLC	105,386,000	7.1	5,883,111	19
MF Global, Ltd.	106,055,237	7.1	1,665,205	62
Mizuho Securities USA, Inc.	45,146,000	3.0	2,275,159	23
Morgan Keegan & Co.	39,382,000	2.6	1,153,369	5
Nomura Securities International, Inc.	42,539,350	2.9	2,367,805	26
South Street Securities LLC	128,781,354	8.6	9,451,537	49

	$1,487,589,168	100.0%	$84,758,032

(1)	Equal to the fair value of securities plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

Hedging

The Company utilizes interest rate swap contracts to hedge the interest rate risk associated with the financed portion of its Agency RMBS portfolio. At March 31, 2010, the Company had entered into four interest rate swap contracts with an aggregate notional amount of $740.0 million, a weighted average fixed rate of 2.034% and a weighted average expiration of 2.4 years. These interest rate swaps are described below:

As of March 31, 2010

Counterparty	Expiration Date	Pay Rate	Receive Rate	Notional Amount	Fair Value
Deutsche Bank Group	April 2012	1.6910%	3-Month LIBOR	$240,000,000	$(2,470,311)
Deutsche Bank Group	June 2012	2.2660%	3-Month LIBOR	200,000,000	(4,178,718)
The Royal Bank of Scotland plc	July 2012	2.1250%	3-Month LIBOR	200,000,000	(3,549,348)
The Royal Bank of Scotland plc	November 2013	2.2125%	3-Month LIBOR	100,000,000	(341,251)

				$740,000,000	$(10,539,628)

Conference Call

The Company will host a conference call at 9:00 AM Eastern Time on Friday, April 23, 2010, to discuss its financial results for the quarter ended March 31, 2010. To participate in the event by telephone, please dial 866.713.8564 at least 10 minutes prior to the start time and reference the conference passcode 84016405. International callers should dial 617.597.5312 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s Web site at www.cysinv.com. To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. A dial-in replay will be available on Friday, April 23, 2010 at approximately 12:00 PM Eastern Time through Friday, April 30 at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 48059711. International callers should dial 617.801.6888 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.

About Cypress Sharpridge Investments, Inc.

Cypress Sharpridge Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. Cypress Sharpridge Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements Disclaimer

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, although some forward-looking statements may be expressed differently. These forward-looking statements include, but are not limited to, those relating to the mortgage purchase programs announced by Freddie Mac and Fannie Mae and the effects of those programs on prepayment rates. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 10, 2010. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF ASSETS AND LIABILITIES

	March 31, 2010	December 31,
	(Unaudited)	2009*
ASSETS:
Investments in securities, at fair value (cost, $1,788,097,306 and $1,846,995,280, respectively)	$1,808,070,824	$1,853,251,613
Interest rate swap contracts, at fair value	—	1,131,487
Cash and cash equivalents	775,729	1,889,667
Receivable for securities sold	24,827,457	2,724,805
Interest receivable	6,807,387	6,886,816
Prepaid insurance	174,239	89,642
Prepaid and deferred offering costs	222,266	222,266

Total assets	1,840,877,902	1,866,196,296

LIABILITIES:
Repurchase agreements	1,487,589,168	1,372,707,572
Interest rate swap contracts, at fair value	10,539,628	4,925,333
Payable for securities purchased	82,390,486	229,838,772
Distribution payable	10,318,464	10,316,082
Accrued interest payable (including accrued interest on repurchase agreements of $230,248 and $353,856, respectively)	4,922,748	3,387,431
Related party management fee payable	353,408	356,873
Accrued expenses and other liabilities	317,790	373,251

Total liabilities	1,596,431,692	1,621,905,314

NET ASSETS	$244,446,210	$244,290,982

Net Assets consist of:
Common Stock, $0.01 par value, 500,000,000 shares authorized (18,760,844 and 18,756,512 shares issued and outstanding, respectively)	$187,608	$187,565
Additional paid in capital	309,698,999	309,368,569
Accumulated net realized gain (loss) on investments	(97,911,278)	(87,363,976)
Net unrealized appreciation (depreciation) on investments	9,433,890	2,462,487
Undistributed net investment income	23,036,991	19,636,337

NET ASSETS	$244,446,210	$244,290,982

NET ASSET VALUE PER SHARE	$13.03	$13.02

*	Derived from audited financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31, 2010	December 31, 2009
INVESTMENT INCOME - Interest income	$16,936,967	$15,767,509

EXPENSES:
Interest	986,412	1,061,974
Management fees	1,075,550	1,084,775
Related party management compensation	330,473	184,320
General, administrative and other	825,414	771,572

Total expenses	3,217,849	3,102,641

Net investment income	13,719,118	12,664,868

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	(7,252,882)	(1,464,269)
Net unrealized appreciation (depreciation) on investments	13,717,185	(2,856,212)

Net gain (loss) from investments	6,464,303	(4,320,481)

GAINS AND (LOSSES) FROM SWAP CONTRACTS:
Net swap interest income (expense)	(3,294,420)	(2,976,830)
Net unrealized appreciation (depreciation) on swap contracts	(6,745,782)	1,669,336

Net gain (loss) from swap contracts	(10,040,202)	(1,307,494)

NET INCOME	$10,143,219	$7,036,893

NET INCOME PER COMMON SHARE-DILUTED	$0.54	$0.37

Core Earnings:

Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means of comparing its Core Earnings to those of its competitors. In addition, because Core Earnings isolates the net swap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.

The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
Non-GAAP Reconciliation:	3/31/2010	12/31/2009
NET INCOME	$10,143,219	$7,036,893
Net (gain) loss from investments	(6,464,303)	4,320,481
Net unrealized (appreciation) depreciation on swap contracts	6,745,782	(1,669,336)

Core Earnings	$10,424,698	$9,688,038